                                                 File Pursuant to Rule 424(B)(3)
                                                 Registration Number: 333-27599

 PROSPECTUS SUPPLEMENT DATED AUGUST 5, 1997 TO PROSPECTUS DATED JULY 21, 1997

  Friede Goldman International Inc. reported operating results for the three months ended June 30, 1997 and for the six months ended June 30, 1997 as follows:

        FRIEDE GOLDMAN INTERNATIONAL INC. SUMMARY RESULTS OF OPERATIONS
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                          THREE MONTHS ENDED JUNE 30  SIX MONTHS ENDED JUNE 30
                          --------------------------- --------------------------
                              1996          1997          1996          1997
                          ------------- ------------- ------------  ------------
Revenue.................  $       5,582 $      26,869 $      8,547  $     45,523
Gross Profit............  $       1,764 $      10,245 $      2,303  $     16,099
Operating Income (loss).  $         395 $       6,747 $         (9) $      9,979
Income before tax.......  $         529 $       9,722 $      3,712  $     14,280
Net income..............  $         529 $       8,472 $      3,712  $     13,030
Pro forma net income(1).  $         333 $       6,177 $      2,338  $      9,050
Earnings per share......  $        0.06 $        0.92 $       0.40  $       1.42
Pro forma net income
 (per share)............  $        0.04 $        0.67 $       0.25  $       0.98
Weighted average shares
 outstanding(2).........      9,200,000     9,200,000    9,200,000     9,200,000
EBITDA(3)...............  $         562 $       7,021 $        318  $     11,021

--------
(1) When the effects of gains from the sale and distribution of assets and settlement proposals, which are not expected to recur, are excluded, pro forma net income for the three months and six months ended June 30, 1997 are approximately $4,138,000 ($0.45 per share) and $6,140,000 ($0.67 per share), respectively.

(2) Gives effect to a reorganization that occurred prior to the completion of the offering described in the accompanying Prospectus.

(3) EBITDA represents operating income plus depreciation, amortization and non-cash compensation expenses related to the issuance of stock and stock options to employees. EBITDA is not a measure of cash flow, operating results or liquidity as determined by generally accepted accounting principles.